UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

BANK OF FLORIDA CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 31, 2011

Dear Bank of Florida Corporation Stockholder:

We recently mailed to you proxy materials in connection with our upcoming Special Meeting of Stockholders to be held on Tuesday, April 26, 2011. According to our records, we have not yet received your proxy.

It is very important that your shares be voted, regardless of the number of shares you own.

Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by telephone or the Internet by following the enclosed instructions.

Our Board of Directors unanimously recommends a “FOR” vote on each proposal.

The primary business to be transacted at the Special Meeting includes approval of a Plan of Liquidation and Dissolution pursuant to which we will distribute all of our assets and authorize the dissolution of our corporate existence.

It is expected that our assets will not be sufficient to pay all cumulated and unpaid dividends on our Series B Preferred Stock and to satisfy the liquidation preference of such shares. As such, holders of shares of common stock are likely to receive no distribution for their shares.

We have been advised that following our dissolution, each holder of our common stock will be able to consider the shares of our common stock to have no value and, therefore, be able to treat any investment in our common stock as a capital loss for Federal income tax purposes. Each taxpayer’s circumstances may be different, however, and you should consult with your own tax advisor relative to your shares of common stock.

Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.

Sincerely,

/s/ Joe B. Cox

Joe B. Cox

Chief Executive Officer